Exhibit (a)(1)(C)

NOTICE OF WITHDRAWAL OF TENDER FOR INVESTORS

Regarding Shares of Common Stock of

AB PRIVATE CREDIT INVESTORS CORPORATION

Tendered Pursuant to the Offer to Purchase

Dated February 22, 2019

The Offer and Withdrawal Rights will expire and this Notice of Withdrawal must be received, either by overnight courier, hand delivery or mail, by 5:00 p.m. New York City time, on March 26, 2019, unless the offer is extended or withdrawn.

Pursuant to the Offer to Purchase, dated February 22, 2019 (the “Offer to Purchase”), and the related Notice of Intent to Tender (the “Notice of Intent” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”), AB Private Credit Investors Corporation, an externally managed, non-diversified, closed-end management investment company incorporated in Maryland that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Fund”), offered to purchase for cash up to 1,267,852.231 shares of common stock, par value $0.01 per share (the “Shares”), at a price per Share equal to $9.92 (the “Purchase Price”), which price was our net asset value per Share as of December 31, 2018, net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in the Offer. All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Offer.

This Notice of Withdrawal is to be completed if you have previously properly tendered your Shares by delivering a completed and executed Notice of Intent to your financial advisor, or, if you do not have a Bernstein financial advisor, to AllianceBernstein Investor Services, Inc. (“ABIS”) and now wish to withdraw your tender.

COMPLETE THIS NOTICE OF WITHDRAWAL AND RETURN BY MAIL, HAND DELIVERY OR OVERNIGHT COURIER, TO YOUR FINANCIAL ADVISOR, OR, IF YOU DO NOT HAVE A BERNSTEIN FINANCIAL ADVISOR, TO ABIS AT THE FOLLOWING ADDRESS:

AllianceBernstein Investor Services, Inc.

(until 5:00 P.M. New York City time

on Tuesday, March 26, 2019):

AllianceBernstein Investor Services, Inc.

Attn: Private Client, 40th Floor

1345 Avenue of the Americas

New York, NY 10105

YOU ARE RESPONSIBLE FOR CONFIRMING THAT THIS NOTICE OF WITHDRAWAL IS RECEIVED BY

YOUR FINANCIAL ADVISOR, OR, IF YOU DO NOT HAVE A BERNSTEIN FINANCIAL ADVISOR, TO

ABIS AT THE ADDRESS ABOVE.

Ladies and Gentlemen:

The undersigned hereby withdraws the tender of his, her or its Shares to the Fund for purchase by the Fund that previously was submitted by the undersigned in a Notice of Intent, for Account No.: _______________.

Total percentage of Shares tendered to be withdrawn:             %. Unless otherwise indicated, it will be assumed that all Shares are to be withdrawn.

The undersigned understands that the withdrawal of a Notice of Intent that has been previously delivered, effected by this Notice of Withdrawal, may not be rescinded and that such Notice of Intent will no longer be deemed to be validly delivered for purposes of the Offer. Shares for which a Notice of Intent has been withdrawn may be re-tendered only by following the procedures for validly tendering Shares set forth in the Offer to Purchase and the Notice of Intent.

All authority conferred or agreed to be conferred in this Notice of Withdrawal shall not be affected by and shall survive the death or incapacity of the undersigned, and any obligations of the undersigned under this Notice of Withdrawal shall be binding upon the heirs, personal and legal representatives, trustees in bankruptcy, successors and assigns of the undersigned.

SIGNATURE(S) TO NOTICE OF WITHDRAWAL

Authorized Signature Date (mm/dd/yyyy)

Name and Title (please print)

Social Security or Tax ID Number

Name of Joint Stockholder (if applicable) Date (mm/dd/yyyy)

Name and Title (please print)

Social Security or Tax ID Number